Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2018
Earnings and Quarterly Dividend Payment

Morrisville, VT April 18, 2018 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three months ended March 31, 2018 and declared a regular quarterly cash dividend. Consolidated net income for the first quarter of 2018 was $2.7 million, or $0.62 per share, compared to $1.9 million, or $0.43 per share, for the same period in 2017.
Interest income was $7.6 million for the three months ended March 31, 2018 compared to $6.8 million for the three months ended March 31, 2017, an increase of $732 thousand, or 10.7%. The increase during the comparison period is primarily the result of increased volumes of interest earning assets, and to a lesser extent the impact of prime rate increases since March 31, 2017. Interest expense was $647 thousand for the three months ended March 31, 2018 compared to $537 thousand for the three months ended March 31, 2017, an increase of $110 thousand, or 20.5%. Similar to the improvement in interest income, the increase in interest expense for the comparison periods is due to increased volumes of interest bearing liabilities, and to a lesser extent an increase in the cost of funding.
Total noninterest income amounted to $2.5 million for the three months ended March 31, 2018 compared to $2.2 million for the three months ended March 31, 2017. The increase during the comparison period is the result of a gain on the sale of a former branch building and proceeds from a bank owned insurance policy. These increases were partially offset by a decrease in the gain on sale of residential loans.
Total noninterest expenses were $6.1 million for the three months ended March 31, 2018 compared to $5.9 million for the same period in 2017. Increases of $81 thousand in salaries and wages, $79 thousand in employee benefits, and $28 thousand in other expenses occurred during the comparison periods.
Income tax expense was $513 thousand for the three months ended March 31, 2018 resulting in an effective tax rate of 15.7% compared to $664 thousand, or an effective tax rate of 25.6%, for the three months ended March 31, 2017.
Total assets increased $46.3 million, or 6.8% to reach $722.7 million as of March 31, 2018 from $676.5 million as of March 31, 2017. Total loans increased $54.4 million, or 10.1% to $595.4 million as of March 31, 2018 compared to $541.0 million as of March 31, 2017. Sales of qualifying residential mortgages to the secondary market totaled $23.1 million for the first three months of 2018 compared to $28.5 million for the same period in 2017. The Company has retained the servicing on loans totaling $504.8 million as of March 31, 2018 compared to $466.5 million as of March 31, 2017. Total deposits reached $623.8 million as of March 31, 2018 compared to $582.1 million a year ago, or growth of $41.8 million, or 7.2%. The Company had total capital of $59.2 million with a book value per share of $13.25 as of March 31, 2018 compared to $57.2 million and $12.81 per share as of March 31, 2017.
On April 18, 2018, the Board of Directors declared a regular quarterly cash dividend of $0.30 per share payable May 10, 2018 to shareholders of record as of April 30, 2018.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 126 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of first time home buyers. Union is consistently one of the top Vermont Housing Finance Agency mortgage originators. Additionally, Union has also been designated as an SBA Preferred lender for its participation in small business lending. Union is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.